Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-219214, 333-145455, 333-115930, and 333-40806) and on Form S-3 (File No. 333-225893), of Beasley Broadcast Group, Inc. of our report dated February 19, 2021 relating to the consolidated financial statements appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Fort Lauderdale, Florida

February 19, 2021